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                                 Exhibit 11
                                 ----------

Frontier Corporation


Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)


                                            Months Ended March 31,
(In thousands, except per share data)              1995      1994
- ------------------------------------------------------------------
Income applicable to common stock                $31,378   $18,019
  Add:  Interest on convertible debentures           139       139
                                                 -----------------
                                                 $31,517   $18,158

  Less:  Increase in related federal
           income taxes                               49        49
                                                 -----------------
  Adjusted income applicable to common stock     $31,468   $18,109
                                                 =================
Average Common Shares Outstanding                 81,870    79,252
  (excluding common stock equivalents)
Adjustments for:
   Convertible Debentures                            503       503
   Stock Options                                      92        54
                                                 -----------------
Adjusted common shares assuming conversion of
  outstanding Convertible Debentures and Stock
  Options at beginning of each period             82,465    79,809
                                                 =================
Earnings per share of common  stock on a fully
  diluted basis                                  $   .38   $   .23
                                                 =================